EXHIBIT 21.1
Subsidiaries of Express, Inc.

Name	Jurisdiction of Formation
Express Topco LLC	Delaware
Express Holding, LLC	Delaware
Express, LLC	Delaware
Express Finance Corp.	Delaware
Express GC, LLC	Ohio
Express Fashion Operations, LLC	Delaware
Express Fashion Logistics, LLC	Delaware
UW, LLC	Delaware